Exhibit 99.1

A message from Noah Glass, Olo Founder & CEO

September 20, 2024

Noah Glass just shared the following with Olo employees:

Team Olo -

Today, we are announcing organizational changes to sharpen our focus and move toward more balanced growth. We made the difficult decision to reduce our team by roughly 9%.

First and foremost, your role is not impacted. We understand today is still challenging, as this decision has likely affected your friends and colleagues. Please know that we are here to support you and your future ahead at Olo.

The path forward

From the beginning, Olo has committed to accountability to our stakeholders—team members, customers, partners, community, and shareholders—and being good stewards of our resources.  Our goal is to support long-term success for everyone involved. Although Olo’s business remains strong—we are growing, profitable, and have a strong balance sheet— we need to drive efficiencies and align our costs with the current pace of profitable growth.

After also considering non-people-related cost-savings, we determined a reduction in force was the best course of action to proactively sharpen our focus and drive sustainable, profitable growth.

We will continue focusing on driving ARPU (Average Revenue per Unit) by expanding relationships within our established base of 700+ restaurant brands, our most significant and efficient growth driver. Olo has historically been recognized for the efficiency of our go-to-market strategy, and we plan to double down on that strength across all our customer teams as we scale the company.

In addition, we expect to maintain a steady pace of location growth in line with historical levels. And we will execute a more streamlined vision for product innovation, building upon our current solutions and delivering the reliable, open platform Olo is known for. These changes set us up for sustained success that will benefit all stakeholders.

What happens next

Employees whose roles have been eliminated have already been informed. For transparency, each departing team member will receive or keep the following:

●	10 weeks of paid severance, plus one additional week per year of tenure
●	3 months of company-paid COBRA health insurance for them and their dependents
●	Olo-provided equipment, including their laptop
●	3 months of LinkedIn Premium services

We’re committed to keeping you informed and supporting you through this challenging transition. Here are additional touch points for the remainder of today:

●	If your manager or direct report(s) were impacted, you will receive an email with more details within the next few minutes.
●	This morning, at 11:30 AM ET, we will host an All Hands call to go deeper into what led us to today’s changes and provide a space to ask questions.

Closing thoughts

Today is challenging because saying goodbye to colleagues and friends is never easy. However, by balancing our growth-to-expense profile and sharpening our focus, we will be even more capable of achieving success on the journey ahead. We will continue to grow and work towards our mission, sustaining purpose for our team and supporting our customers to achieve long-term success through Hospitality at Scale™ solutions.

Thank you for your support and leadership through these changes.

My best, Noah

Questions?
Media Contact: olo@icrinc.com
Investor Contact: investorrelations@olo.com